Sub-Item 77Q1(e)
NUVEEN INSURED CALIFORNIA PREMIUM INCOME MUNICIPAL FUND 2, INC.
811-7492

In compliance with the above-referenced Sub-Item, attached is a copy of the Amendment and Renewal of Investment Management Agreement dated June 1, 2000.

NUVEEN INSURED CALIFORNIA PREMIUM INCOME MUNICIPAL FUND 2, INC.
AMENDMENT AND RENEWAL OF INVESTMENT MANAGEMENT
AGREEMENT
This Agreement made this 1st day of June, 2000 by and between Nuveen Insured California Premium Income Municipal Fund 2, Inc., a Minnesota corporation (the "Fund"), and Nuveen Advisory
Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Trust; and

WHEREAS, the Agreement terminates August 1, 2000 unless continued in the manner required by the Investment Company
Act of 1940; and

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose, have approved the amendment to the Agreement and the continuation of the Agreement as amended until August 1, 2001 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, the Fund and the Adviser hereby agree to amend the Agreement as follows:

For the services and facilities described in Section 1, an additional breakpoint is added to the existing management fee schedule. The last breakpoint in the existing Agreement of


Rate              Net Assets
 .5875%           On assets of $2 billion and over

shall be changed to:

Rate               Net Assets
 .5875%            For the next $3 billion
 .5750%            On assets of $5 billion and over


NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement as hereby amended, Trust and the Adviser hereby agree to continue the amended
Agreement in effect until August 1, 2001 and ratify and confirm the Agreement in all respects.

Nuveen Insured California Premium Income Municipal Fund 2, Inc.

By:  /s/ Gifford R. Zimmerman, Vice President

Attest:  /s/ Virginia L. O'Neal, Assistant
Secretary

Nuveen Advisory Corp.
By: /s/ Thomas C. Spalding, Vice President

Attest:  /s/ Larry Martin, Assistant
Secretary